                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No. )*

                       CREDIT MANAGEMENT SOLUTIONS, INC.
                     --------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
                   ------------------------------------------
                         (Title of Class of Securities)

                                  224905 10 9
                 ---------------------------------------------
                                 (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (CONTINUED ON FOLLOWING PAGE(S))


                               Page 1 of 5 Pages


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    |--------------------|                         |--------------------|
    |CUSIP NO. 224905109 |        13G              |  Page 2 of 5 Pages |
    |--------------------|                         |--------------------|

|----------------------------------------------------------------|
| 1|NAME OF REPORTING PERSON                                     |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            |
|  |                                                             |
|  |   James R. DeFrancesco                                      |
|  |                                                             |
|--|-------------------------------------------------------------|
| 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *           |
|  |                                             (A) [ ]         |
|  |                                             (B) [ ]         |
|--|-------------------------------------------------------------|
| 3|SEC USE ONLY                                                 |
|  |                                                             |
|  |                                                             |
|--|-------------------------------------------------------------|
| 4|CITIZENSHIP OR PLACE OF ORGANIZATION                         |
|  |                                                             |
|  | United States                                               |
|----------------------------------------------------------------|
|              |5|SOLE VOTING POWER                              |
|  NUMBER OF   | |       2,975,775                               |
|   SHARES     |-|-----------------------------------------------|
| BENEFICIALLY |6|SHARED VOTING POWER                            |
|   OWNED      | |               0                               |
               |-|-----------------------------------------------|
|   BY EACH    |7|SOLE DISPOSITIVE POWER                         |
|  REPORTING   | |       2,975,775                               |
|   PERSON     |-|-----------------------------------------------|
|   WITH       |8|SHARED DISPOSITIVE POWER                       |
|              | |               0                               |
|----------------------------------------------------------------|
| 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON |
|  |                                                             |
|  |                     2,975,775                               |
|--|-------------------------------------------------------------|
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN|
|  |SHARES *                                                     |
|  |                                                             |
|--|-------------------------------------------------------------|
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              |
|  |                                                             |
|  |                         39.1%                               |
|--|-------------------------------------------------------------|
|12|TYPE OF REPORTING PERSON *                                   |
|  |                                                             |
|  |                             IN                              |
|----------------------------------------------------------------|

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     (a)      Name of Issuer:

              Credit Management Solutions, Inc.

     (b)      Address of Issuer's Principal Executive Offices:

              5950 Symphony Woods Road
              Suite 301
              Columbia, Maryland  21044

Item 2.
     (a)      Name of Person Filing:

              James R. DeFrancesco

     (b)      Address of Principal Business Office:

              5950 Symphony Woods Road
              Suite 301
              Columbia, Maryland  21044

     (c)      Citizenship:

              United States

     (d)      Title of Class of Securities:

              Common Stock, $0.01 par value per share

     (e)      CUSIP Number:

              224905 10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is a:

     (a)      [ ]      Broker or Dealer registered under Section 15 of the
                       Act
     (b)      [ ]      Bank as defined in section 3(a)(6) of the Act
     (c)      [ ]      Insurance Company as defined in section 3(a)(19) of
                       the act
     (d)      [ ]      Investment Company registered under section 8 of
                       the Investment Company Act
     (e)      [ ]      Investment Advisor registered under section 203 of
                       the Investment Advisors Act of 1940
     (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject
                       to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see section
                       240.13d-1(b)(1)(ii)(F)

                               Page 3 of 5 Pages

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     (g)      [ ]      Parent Holding Company, in accordance with section
                       240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)      [ ]      Group, in accordance with section 240.13d-
                       1(b)(1)(ii)(h)

Item 4.       Ownership:

              (a)      Amount Beneficially Owned:

                       2,975,775

              (B)      Percent of Class:

                       39.1%

Item 5.       Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on behalf of Another
              Person.

              N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

              N/A

Item 8.       Identification and Classification of Members of the
              Group.

              N/A

Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 4 of 5 Pages

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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date:  February 7, 1997


                                      /s/ James R. DeFrancesco
                                      -----------------------------------
                                      James R. DeFrancesco

                               Page 5 of 5 Pages